Exhibit 24(b)(8.147)

Fifth Amendment to the Fund Participation Agreement

     This Fifth Amendment dated as of September 17th, 2010 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ReliaStar Life Insurance and Annuity Company (“ReliaStar”), and ReliaStar Life Insurance Company of New York (“ReliaStar New York”)(collectively the “Company”), Pioneer Investment Management Shareholder Services, Inc. (formerly Pioneering Services Corporation)(the “Transfer Agent”), and Pioneer Funds Distributor, Inc. (the “Distributor”), is made to the Fund Participation Agreement dated as of September 21, 2000, as amended by Amendment No. 1 (effective April 1, 2003), Amendment No. 2 (effective August 5, 2003), Amendment No. 3 (effective May 1 2004), and Amendment No. 4 (effective March 1, 2008). Unless otherwise indicated, terms defined in the Agreement are used herein as therein defined.

     WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

     WHEREAS, the parties agree to amend the Agreement to revise the fees related to Class A shares of the Funds.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Paragraph 1, Subparagraph (a.) contained in Schedule C of the Agreement is hereby amended as follows:

1. Servicing Fee

(a) for Class A shares, on the annual rate of _____% (_____% quarterly) of the average net assets invested in the Funds in each calendar quarter. This fee shall be payable quarterly in arrears, as invoiced by ILIAC and ING Institutional to the Distributor for the amount of such fee; and

2. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND		PIONEER INVESTMENT MANAGEMENT
ANNUITY COMPANY		SHAREHOLDER SERVICES, INC.

By:	/s/ Lisa S. Gilarde	By:	/s/ Tracy Connelly
Name:	Lisa S. Gilarde	Name:	Tracy Connelly
Title: Vice President		Title:	SVP

RELIASTAR LIFE INSURANCE COMPANY		PIONEER FUNDS DISTRIBUTOR, INC.

By:	/s/ Robert Garrey	By::	/s/ Joseph Kringdon
Name:	Robert Garrey	Name: Joseph Kringdon
Title: Vice President		Title: President

RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK

By:	/s/ Ralph Ferraro
Name:	Ralph Ferraro
Title:	Sr. Vice President